Exhibit 99.4

Etsy Announces Pricing of

$300 Million Convertible Senior Notes Offering

BROOKLYN, N.Y., March 8, 2018 — Etsy, Inc. (Nasdaq: ETSY), the global marketplace for unique and creative goods, today announced the pricing of $300 million aggregate principal amount of 0% convertible senior notes due 2023 in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended. Etsy also granted the initial purchasers of the notes an option to purchase up to an additional $45 million principal amount of notes, solely to cover over-allotments. The sale of the notes is expected to close on March 13, 2018, subject to customary closing conditions.

The notes will not bear regular interest, and the principal amount of the notes will not accrete. The notes will mature on March 1, 2023, unless earlier converted or repurchased. The initial conversion rate will be 27.5691 shares of Etsy’s common stock per $1,000 principal amount of notes (equivalent to an initial conversion price of approximately $36.27 per share). The initial conversion price of the notes represents a premium of approximately 37.5% over the last reported sale price of Etsy’s common stock on March 8, 2018. The notes will be convertible into cash, shares of Etsy’s common stock or a combination of cash and shares of Etsy’s common stock, at Etsy’s election.

Etsy estimates that the net proceeds from the offering will be approximately $291 million (or $335 million if the initial purchasers exercise their over-allotment option in full), after deducting the initial purchasers’ discount and estimated offering expenses payable by Etsy. Etsy intends to use a portion of the net proceeds from the offering to pay the cost of the capped call transactions described below. In addition, Etsy expects to use approximately $42 million of the net proceeds from the offering to repurchase shares of its common stock concurrently with the pricing of the offering in privately negotiated transactions effected through one of the initial purchasers or its affiliates. Etsy expects to repurchase such shares from purchasers of the notes in the offering at a purchase price per share equal to $26.38 (the last reported sale price of Etsy’s common stock on March 8, 2018). These repurchases could increase (or reduce the size of any decrease in) the market price of Etsy’s common stock or the notes following the pricing of the notes, and could result in a higher effective conversion price for the notes. Etsy intends to use the remainder of the net proceeds from the offering for general corporate purposes.

In connection with the pricing of the notes, Etsy entered into capped call transactions with one or more of the initial purchasers and/or their respective affiliates or other financial institutions (the option counterparties). The capped call transactions are expected generally to reduce potential dilution to Etsy’s common stock upon any conversion of notes and/or offset any cash payments Etsy is required to make in excess of the principal amount of converted notes, as the case may be, with such reduction and/or offset subject to a cap initially equal to $52.76 (which represents a premium of 100% over the last reported sale price of Etsy’s common stock on March 8, 2018). If the initial purchasers exercise their over-allotment option, Etsy expects to enter into additional capped call transactions with the option counterparties.

In connection with establishing their initial hedges of the capped call transactions, the option counterparties or their respective affiliates expect to enter into various derivative transactions with respect to Etsy’s common stock concurrently with or shortly after the pricing of the notes and/or purchase shares of Etsy’s common stock concurrently with or shortly after the pricing of the notes. This activity could increase (or reduce the size of any decrease in) the market price of Etsy’s common stock or the notes at that time.

In addition, the option counterparties or their respective affiliates may modify their hedge positions by entering into or unwinding various derivatives with respect to Etsy’s common stock and/or purchasing or selling Etsy’s common stock or other securities of Etsy in secondary market transactions following the pricing of the notes and prior to the maturity of the notes (and are likely to do so during any observation period related to a conversion of notes). This activity could also cause or avoid an increase or a decrease in the market price of Etsy’s common stock or the notes, which could affect a noteholder’s ability to convert its notes and, to the extent the activity occurs during any observation period related to a conversion of notes, it could affect the number of shares and value of the consideration that a noteholder will receive upon conversion of its notes.

Neither the notes, nor any shares of Etsy common stock issuable upon conversion of the notes, have been registered under the Securities Act or any state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and other applicable securities laws.

This press release is neither an offer to sell nor a solicitation of an offer to buy any securities, nor shall it constitute an offer, solicitation or sale of the securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About Etsy

Etsy is the global marketplace for unique and creative goods. Our mission is to keep commerce human, and we’re committed to using the power of business to strengthen communities and empower people. We connect millions of buyers and sellers from nearly every country in the world. Buyers come to Etsy to be inspired and delighted by items that are crafted and curated by creative entrepreneurs. For sellers, we offer a range of tools and services that address key business needs.

Etsy was founded in 2005 and is headquartered in Brooklyn, New York.

Investor Relations Contact:

Etsy, Gabriel Ratcliff, Manager, Investor Relations

ir@etsy.com

Media Relations Contact:

Etsy, Sarah Marx, Manager, Corporate Communications

press@etsy.com

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the federal securities laws. These statements include, but are not limited to, statements concerning the share repurchase, the expected closing of the offering and the anticipated use of proceeds from the offering. Forward-looking statements include all statements that are not historical facts. In some cases, forward-looking statements can be identified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “will,” or similar expressions and the negatives of those words. Forward-looking statements involve substantial risks and uncertainties that may cause actual results to differ materially from those that we expect. These risks and uncertainties include market risks, trends and conditions. These and other risks are more fully described in our filings with the Securities and Exchange Commission, including in the section titled “Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2017. In light of these risks, you should not place undue reliance on such forward-looking statements. Forward-looking statements represent our beliefs and assumptions only as of the date of this press release. We disclaim any obligation to update forward-looking statements.